                                                                     EXHIBIT 7.1


                                VOTING AGREEMENT

         This VOTING AGREEMENT (this "AGREEMENT") is made and entered into as of July 24, 2001, by and among James C. Leslie, a Texas resident ("LESLIE"), CLB Partners, Ltd., a Texas limited partnership ("CLB"), Richard Bloch, a California resident ("BLOCH"), and Will Cureton, a Texas resident ("CURETON").

                                    RECITALS:

         WHEREAS, Leslie, CLB, Bloch and Cureton collectively own the shares set forth on Schedule A attached hereto (together with all securities of the Corporation issued or issuable to Leslie, CLB, Bloch or Cureton, or their respective assigns, by way of stock dividend, stock split, combination, merger, conversion, consolidation or other reorganization or hereafter acquired by Leslie, CLB, Bloch or Cureton or their respective assigns, the "SUBJECT SHARES") of the common stock, par value $.0001 per share (the "COMMON STOCK"), of Ascendant Solutions, Inc., a Delaware corporation (the "CORPORATION");

         WHEREAS, Bloch and Cureton are the limited partners of CLB and control the general partner of CLB;

         WHEREAS, the Leslie, CLB, Bloch and Cureton desire to enter into a voting agreement whereby the Subject Shares shall be voted uniformly.

         NOW, THEREFORE, in consideration of the premises and the mutual terms, covenants and conditions contained herein, the parties hereto hereby agree as follows:

                                   AGREEMENT:

         Section 1. VOTING AGREEMENT.

         (a) General Rights. From and after the date hereof, on all matters of the Corporation with respect to which the Subject Shares have the right to vote, CLB, Leslie, Bloch and Cureton hereby agree to vote all of the Subject Shares in the manner designated by the affirmative vote of at least a majority of Leslie, Bloch and Cureton (collectively, the "VOTING PANEL"), each with one vote, subject to the limitations set forth in Section 2 hereof.

         (b) Effects of Disposition. For purposes of this Agreement, the term "Affiliate" has the definition ascribed to it in Rule 405 of the rules and regulations promulgated under the Securities Act of 1933, as amended.

                  (i) In the event that the number of Subject Shares actually held by Leslie or his Affiliates shall decrease, due to a Transfer or Transfers pursuant to Section 2 hereof, to an amount less than 1,312,500 shares of Common Stock, as adjusted for stock splits, stock dividends, combinations, mergers, conversions, consolidations or other reorganizations,



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

         Leslie shall be removed from the Voting Panel and the affirmative vote of Bloch and Cureton shall determine the manner in which the Subject Shares are to be voted.

                  (ii) In the event that the number of Subject Shares actually collectively held by CLB, Bloch, Cureton or their respective Affiliates shall decrease, due to a Transfer or Transfers pursuant to Section 2 hereof, to an amount less than 1,500,000 shares of Common Stock, as adjusted for stock splits, stock dividends, combinations, mergers, conversions, consolidations or other reorganizations, either Bloch or Cureton (chosen at the sole discretion of CLB) shall be removed from the Voting Panel and the affirmative vote of Leslie and member not so removed shall determine the manner in which the Subject Shares are to be voted.

                  (iii) In the event that CLB, Bloch, Cureton or their respective Affiliates shall cease to own any of the Subject Shares, then Bloch and Cureton shall be removed (unless previously removed pursuant to Section 1(b)(ii) hereof) from the Voting Panel and Leslie shall have the right to vote all of the Subject Shares.

         (c) Procedure. The holders of the rights to vote the Subject Shares shall (i) notify each member of the Voting Panel, unless the right to receive such notification has been waived by such member before or after the date on which such notification is to be received, no later than ten (10) days prior to the date on which the Subject Shares are to be voted on any matter and (ii) provide the Voting Panel with any information distributed by the Corporation regarding the matter. Within five (5) days of receipt of such notice, the Voting Panel shall then notify the holders of the rights to vote the Subject Shares of the decision of the Voting Panel.

         (d) Death or Disability. For so long as Leslie, Bloch and Cureton remain members of the Voting Panel and have not been removed pursuant to the provisions of Section 1(b) hereto:

                  (i) In the event of Leslie's death or disability such that he is unable to perform his duties as a member of the Voting Panel, CLB shall have the right either, at its sole discretion, to (A) nominate a replacement member of the Voting Panel or (B) terminate this Agreement with respect to all of the Subject Shares.

                  (ii) In the event of either Bloch's or Cureton's death or disability such that either one is unable to perform his duties as a member of the Voting Panel, CLB shall have the right to nominate a replacement member of the Voting Panel.

                  (iii) In the event of the death or disability of any two or more members of the Voting Panel such that each is unable to perform his duties as a member of the Voting Panel, this Agreement shall terminate with respect to all of the Subject Shares and be of no further effect.



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

         Section 2. RESTRICTIONS ON TRANSFERS.

         (a) General Rights. In addition to any restrictions on the Transfer (as hereinafter defined) of the Corporation's Common Stock that are imposed under applicable securities laws, CLB, Leslie, Bloch and Cureton shall not Transfer or Pledge (as each such term is hereinafter defined) all or any part of the Subject Shares other than in a private sales transaction exempt from registration under federal or state securities laws, unless each of the parties hereto consents to such Transfer or Pledge. For purposes of this Agreement, the term "TRANSFER" means any sale, assignment or other disposition of the Subject Shares, other than a Pledge, and the term "PLEDGE" means any pledge of an interest in, or other encumbrance placed upon, the Subject Shares as security for indebtedness or for other purposes.

         (b) Excluded Transfers. The provisions of this Section 2 do not apply to the Transfer of 76,000 shares of Common Stock (the "EXCLUDED SHARES") by Cureton, and, upon such Transfer, the Excluded Shares shall no longer be Subject Shares.

         (c) Transferred Shares. Notwithstanding the foregoing, any of the Subject Shares Transferred or Pledged by a party hereto in accordance with
Section 2 (a) hereof shall remain Subject Shares, and the individuals or entities to whom the Subject Shares are Transferred or Pledged (the "SUBJECT STOCKHOLDERS") shall be bound by and subject to the terms and conditions of this Agreement and shall have no rights whatsoever with respect to the voting of the Subject Shares on any matter. Prior to receiving any such Subject Shares, the Subject Stockholders shall sign and deliver a written acknowledgement agreeing to be bound by the terms of this Agreement.

         Section 3. TERMINATION. Unless otherwise provided herein, this Agreement shall terminate upon the earlier of (i) the date upon which the closing price of the Common Stock shall have been at least $5.00 per share, as adjusted for stock splits, stock dividends, combinations, mergers, conversions, consolidations or other reorganizations, for sixty (60) consecutive trading days, (ii) the third anniversary of the date hereof, unless extended by the parties hereto or (iii) the date on which all of the members of the Voting Panel consent in writing to the termination of this Agreement.

         Section 4. MISCELLANEOUS.

         (a) Governing Law. This Agreement and the rights and duties of the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware.

         (b) Number. Words in the singular shall be construed to include the plural and vice versa, unless the context otherwise requires.

         (c) Headings. The headings appearing in this Agreement are inserted only for convenience of reference and in no way shall be construed to define, limit or describe the scope or intent of any provision of this Agreement.



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         (d) Severability. Every provision in this Agreement is intended to be severable. In the event that any provision in this Agreement shall be held invalid, the same shall not affect in any respect whatsoever the validity of the remaining provisions of this Agreement; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

         (e) Assignment. Subject to the terms of Section 2(c) hereof, neither this Agreement, nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by any of the parties hereto without the prior written consent of all of the other parties hereto.

         (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute but one and the same document.

         (g) Entirety and Modification. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be modified, supplemented or amended in any respect except by written instrument executed by all parties hereto.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]





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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.



                                             /s/ James C. Leslie
                                             -----------------------------------
                                             Name: James C. Leslie



                                             /s/ Richard Bloch
                                             -----------------------------------
                                             Name: Richard Bloch



                                             /s/ Will Cureton
                                             -----------------------------------
                                             Name: Will Cureton



                                             CLB PARTNERS, LTD.,

                                             By:  CLB Holdings, LLC, its general
                                                  partner


                                                   By: /s/ Will Cureton
                                                       -------------------------
                                                       Will Cureton, President





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

                                   Schedule A



Name                                               Number of Shares                       Number of Options
----                                               ----------------                       -----------------

James C. Leslie                                        2,625,000*                                   -0-
CLB Partners, Ltd.                                     3,000,000                                    -0-
Will Cureton                                              76,000                                    -0-
Richard Bloch                                                -0-                                    -0-
                                                       ---------                              ---------
                Total                                  5,701,000                                    -0-

* Includes 40,000 shares held by UGMA accounts, of which Mr. Leslie is custodian, for the benefit of Mr. Leslie's children.



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